Exhibit 99.1

FOR IMMEDIATE RELEASE

February 27, 2018	NYSE American - REI

RING ENERGY, Inc. ANNOUNCES eXERCISE in full OF over-allotment option and COMPLETION OF PUBLIC offering of common stock

Midland, TX February 27, 2018 – Ring Energy, Inc. (NYSE American: REI) (the “Company”) today announced the completion of an underwritten public offering of 6,164,000 shares of its common stock, including 804,000 shares sold pursuant to the full exercise of an over-allotment option previously granted to the underwriters. All of the shares were offered by the Company at a price to the public of $14.00 per share. The net proceeds to the Company from this offering were approximately $82 million, after deducting the underwriting discount and other estimated offering expenses. The Company intends to use the net proceeds from this offering to fund its 2018 capital expenditure program and for other general corporate purposes.

SunTrust Robinson Humphrey, Inc. and Seaport Global Securities LLC acted as joint book-running managers in the offering. Capital One Securities, Inc., Euro Pacific Capital Inc., Imperial Capital, LLC, Ladenburg Thalmann & Co. Inc., Northland Securities, Inc., and Roth Capital Partners acted as co-managers.

The securities described above were offered by the Company pursuant to a registration statement previously filed with, and declared effective by, the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve a wide variety of risks and uncertainties, including, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2016, its Form 10-Q for the quarter ended September 30, 2017, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447